Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR SECOND QUARTER OF FISCAL 2017

LAUREL, Miss. (May 25, 2017) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for its second fiscal quarter and six months ended April 30, 2017.

Net sales for the second quarter of fiscal 2017 were $802.0 million compared with $692.1 million for the same period a year ago. For the quarter, net income was $66.9 million, or $2.94 per share, compared with net income of $47.6 million, or $2.11 per share, for the second quarter of fiscal 2016.

Net sales for the first six months of fiscal 2017 were $1,490.4 million compared with $1,297.3 million for the same period of fiscal 2016. Net income for the first half of the year totaled $90.1 million, or $3.96 per share, compared with net income of $58.3 million, or $2.58 per share, for the first six months of last year.

“The results for our second quarter of fiscal 2017 reflect benign feed costs, continued favorable demand for poultry products from retail grocery store customers, higher volume, and an improving export environment,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Our sales price per pound increased during the first half of this fiscal year compared with last year as market prices improved steadily through the second fiscal quarter. Poultry export market fundamentals improved, market demand for wings improved counter seasonally, and market prices for boneless breast meat improved significantly during the second half of April and have continued to move higher into May.

“In addition to higher sales prices, our net sales for the quarter also reflect more pounds sold. Our new Palestine, Texas, facility is running at full capacity and our St. Pauls, North Carolina, plant will reach 50 percent capacity next month. Poultry pounds sold increased 11.5 percent during the quarter compared to last year’s second quarter.”

According to Sanderson, overall market prices for poultry products were higher during the second quarter compared with the same period last year. Market prices for chicken products sold to retail grocery store customers remained relatively strong during the quarter and continue to reflect good demand. Compared with the second fiscal quarter of 2016, boneless breast meat market prices were approximately 9.1 percent higher, the average market price for bulk leg quarters increased approximately 17.2 percent, and jumbo wing market prices were higher by 5.1 percent. The Company’s average feed costs per pound of poultry products processed were essentially flat when compared with the second quarter of fiscal 2016, while prices paid for corn and soybean meal, the Company’s primary feed ingredients, decreased 0.4 percent and increased 15.0 percent, respectively, compared with the second quarter of fiscal 2016. The Company’s feed costs per pound processed were affected by changes in feed formulation and improved broiler performance.

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Sanderson Farms Reports Results for Second Quarter Fiscal 2017

May 25, 2017

“Looking ahead to the second half of the fiscal year, we continue to expect grain prices to remain relatively benign,” added Sanderson. “There are ample supplies of both corn and soybeans worldwide, and the planting progress of the 2017 corn and soybean crops remains close to average, despite a wet spring in the United States grain belt.

“With respect to production numbers, while 2017 breeder placements have been relatively flat with 2016 placements, hatch rates and live weights are trending below last year. The current USDA forecast for United States broiler production during calendar 2017 to increase approximately 2.0 percent over calendar 2016 seems reasonable, but may prove to be high should these trends continue. In addition, per capita domestic availability of chicken is up less than one half of one percent as a result of improved export demand. We expect our production during our third and fourth fiscal quarters of 2017 to be up 13.6 percent and 11.7 percent, respectively, compared to the same quarters of fiscal 2016. The increase reflects new production at our new St. Pauls, North Carolina, and Palestine, Texas, complexes as well as the additional pounds we expect to process as a result of our previously announced agreement with House of Raeford Farms,” added Sanderson.

Sanderson Farms will hold a conference call to discuss this press release today, May 25, 2017, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through June 25, 2017. Those without Internet access may listen and participate in the call by dialing 888-428-9496, confirmation code 9226393.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

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Sanderson Farms Reports Results for Second Quarter Fiscal 2017

May 25, 2017

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could affect the supply of feed grains.

(12) Failure to respond to changing consumer preferences and negative media campaigns.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14) Unfavorable results from currently pending litigation or litigation that could arise in the future.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings, production levels, grain prices, supply and demand factors, growth plans and other industry conditions.

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Sanderson Farms Reports Results for Second Quarter Fiscal 2017

May 25, 2017

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2017	2016	2017	2016
Net sales	$802,038	$692,089	$1,490,384	$1,297,255
Costs and expenses:
Cost of sales	655,283	578,276	1,261,674	1,133,337
Selling, general and administrative	43,641	40,039	89,711	70,333

	698,924	618,315	1,351,385	1,203,670

Operating income	103,114	73,774	138,999	93,585
Other income (expense):
Interest income	301	—	496	—
Interest expense	(428)	(420)	(860)	(851)
Other	3	7	5	10

	(124)	(413)	(359)	(841)

Income before income taxes	102,990	73,361	138,640	92,744
Income tax expense	36,047	25,759	48,524	34,461

Net income	$66,943	$47,602	$90,116	$58,283

Basic earnings per share	$2.94	$2.11	$3.96	$2.58

Diluted earnings per share	$2.94	$2.11	$3.96	$2.58

Dividends per share	$0.24	$0.22	$0.48	$0.44

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Sanderson Farms Reports Results for Second Quarter Fiscal 2017

May 25, 2017

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	April 30, 2017	October 31, 2016
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$246,281	$234,111
Accounts receivable, net	138,532	124,348
Inventories	234,796	220,306
Prepaid expenses and other current assets	42,048	34,559

Total current assets	661,657	613,324
Property, plant and equipment:
Property, plant and equipment	1,593,910	1,505,596
Accumulated depreciation	(743,844)	(701,605)

	850,066	803,991
Other assets	7,238	5,385

Total assets	$1,518,961	$1,442,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$75,568	$72,774
Dividends payable	5,458	—
Accrued expenses	50,264	57,918
Accrued income taxes	1,855	17,497

Total current liabilities	133,145	148,189
Claims payable and other liabilities	9,080	8,501
Deferred income taxes	97,449	75,748
Commitments and contingencies
Stockholders’ equity:
Common stock	22,743	22,693
Paid-in capital	135,630	125,855
Retained earnings	1,120,914	1,041,714

Total stockholders’ equity	1,279,287	1,190,262

Total liabilities and stockholders’ equity	$1,518,961	$1,422,700

(1)	The Condensed Consolidated Balance Sheet at October 31, 2016, was derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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